Exhibit 99.2

SCIPLAY CORPORATION
LONG-TERM INCENTIVE PLAN
TERMS AND CONDITIONS OF
EQUITY AWARDS TO NON-EMPLOYEE DIRECTORS
THIS AGREEMENT, made as of the [•] day of [•], 20[•], between SCIPLAY CORPORATION (the “Company”) and [•] (the “Participant”).
WHEREAS, the Compensation Committee (the “Committee”) administers the SciPlay Corporation Long-Term Incentive Plan, as amended from time to time (the “Plan”);
WHEREAS, the Committee has determined that the Participant is eligible to receive awards under the Plan by virtue of the Participant’s provision of substantial services to the Company (or any of its applicable affiliates) (“Services”); and
WHEREAS, the Committee may from time to time approve awards for the Participant in such amounts and at such times as the Committee may determine in its sole discretion, which awards shall be subject to the terms and conditions of the Plan and this Agreement and the Award notice, as such terms and conditions may be amended or supplemented from time to time by the Committee.
NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties agree as follows:
1.Grants. Pursuant and subject to the terms and conditions set forth herein and in the Plan, the Participant may be granted the following types of awards (“Awards”) with respect to the Company’s Class A Common Stock (“Common Stock”), pursuant to an Award notice, which will state the type of Award, the number of shares subject to the Award and any other terms determined by the Committee in its sole discretion:
(a)    Stock Options (“Options”) -- representing a right to purchase shares of Common Stock at an exercise price per share that is equal to or greater than the fair market value of a share of Common Stock on the date of grant. The Committee will generally set the exercise price of Options and “Performance Options” (as defined below) at the fair market value of the Common Stock on the date of grant. The Options and Performance Options do not become exercisable until satisfaction of an applicable vesting period. The Options and Performance Options are “Non-Qualified Stock Options” (i.e., they do not constitute “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended).
(b)    Restricted Stock Units (“Units”) -- representing a right to receive shares of Common Stock following satisfaction of an applicable vesting period subject to the conditions, restrictions and limitations set forth in Section 6(e) of the Plan, this Agreement and the Award notice.
(c)    Performance Conditioned Restricted Stock Units (“Performance Units”) or Stock Options (“Performance Options”) -- representing (i) with respect to Performance Units, a right to receive shares of Common Stock and (ii) with respect to Performance Options, a right to purchase shares of Common Stock at an exercise price per share that is equal to or greater than the fair market value of a share of Common Stock on the date of grant, in both cases, following satisfaction of an applicable vesting period and subject to performance requirements established by the Committee at the time of grant, based on Company performance criteria for an annual or other applicable performance period, and subject to such other conditions, restrictions and limitations set forth in Section 7 of the Plan, this Agreement and the Award notice.
2.    Incorporation of Plan by Reference. All terms, conditions and restrictions of the Plan are incorporated in, and made a part of, this Agreement as if stated herein. If there is any conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan, as interpreted by the Committee, shall govern. Except as otherwise provided herein, all capitalized terms used in this Agreement shall have the meaning given to such terms in the Plan.
3.    Restriction on Transfer of Awards. Awards under the Plan may not be sold, assigned, transferred, pledged, hypothecated, margined, or otherwise encumbered or disposed of by the Participant, except for transfers upon the death of the Participant.
4.    Vesting Schedule for Awards. Unless otherwise set forth in the applicable Award notice, an Award under the Plan will be granted with a four-year ratable vesting schedule such that 25% of the total Award will vest on each of the first four anniversaries of the grant date. In the case of Performance Units and Performance Options, vesting will also be conditioned on satisfaction of performance criteria established by the Committee. With respect to such Performance Units and Performance Options, where the applicable performance criteria is not solely based on the Company’s achievement of a specified stock price or average stock price value of the Common Stock, the Committee will determine whether the performance criteria applicable to an Award have been satisfied within 90 days following the end of the applicable performance period(s) (but not later than the March 15 following the year in which the performance period ended). Notwithstanding anything contained to the contrary in this Agreement (or in any prior award agreement), in any Award notice or in any other document, in the event that the Participant’s provision of Services is terminated other than as a result of death or “Disability” (as defined below) prior to the Committee’s determination as to the satisfaction of any performance criteria to which any Award of Performance Units or Performance Options is subject, such Performance Units or Performance Options, as applicable, will neither vest nor accelerate unless and until a determination is or has been made by the Committee that such criteria have been satisfied, at which time such Performance Units or Performance Options may vest or accelerate to the extent provided in, and in accordance with, any applicable contract and the Plan (it being understood and agreed that nothing in this Agreement shall grant any right to any such acceleration or vesting upon any such termination). For the avoidance of doubt, in the event that the criteria are determined not to have been satisfied, such Award shall immediately lapse and be forfeited.
5.    Method of Exercise of Vested Options and Performance Options. Awards of Options and Performance Options, to the extent vested, shall be exercisable in whole or in part by the Participant delivering notice to the Plan Administrator (as defined below) in accordance with the terms of the Award. Payment for shares of Common Stock purchased upon the exercise of an Option or Performance Option shall be made on the effective date of such exercise through any of the following means: (i) in cash, by certified check, bank cashier’s check or wire transfer; (ii) through a brokered exercise with the Plan Administrator under which a portion of the proceeds from a sale are withheld for such exercise price; or (iii) if permitted by the Company at the time of exercise, by surrendering shares of Common Stock. The notification to the Plan Administrator shall be made in accordance with its procedures. The shares of Common Stock purchased upon the exercise of an Option or Performance Option shall be delivered as soon as practicable following exercise in accordance with the procedures established by the Company or the Plan Administrator from time to time. Options and Performance Options may only be exercised by the Participant or, if the Participant is incapacitated, by the Participant’s guardian or legal representative; provided that an exercise by a guardian or legal representative shall not be effective unless and until the Company has received evidence satisfactory to it as to the authority of such guardian or legal representative.
6.    Distribution of Vested Units and Performance Units. As soon as administratively practicable after each applicable vesting date of an Award of Units or Performance Units (generally within three business days and in no event more than 15 business days), the Company will deliver to the Participant a number of shares of Common Stock equal to the number of Units or Performance Units that vested as of an applicable vesting date.
7.    Taxes. The Participant shall be solely responsible for taxes under applicable federal, state, local or foreign law.

8.    Expiration of Awards; Effect of Termination.
(a)    Units and Performance Units. Subject to the provisions of the Plan and this Agreement, except to the extent otherwise specifically provided under the terms of any Award notice with respect to Units or Performance Units (as the case may be):
(i)    in the event the provision of Services by the Participant terminates for any reason (other than by reason of death or “Disability” (as defined below)), all unvested Units and Performance Units shall be immediately forfeited; or
(ii)    in the event the provision of Services by the Participant terminates by reason of death or Disability, all unvested Units or Performance Units shall fully vest and become non-forfeitable as of the date of death or the date of such termination, as the case may be, and, in all other respects, all such Units or Performance Units shall be governed by the plans and programs and the agreements and other documents pursuant to which such Units or Performance Units were granted.
(b)    Options and Performance Options. The Options and Performance Options granted by the Company will expire at a date specified in the Award notice, which shall be not later than the tenth anniversary of the grant date (the “Scheduled Expiration Date”). Subject to the provisions of the Plan and this Agreement, except to the extent otherwise specifically provided under the terms of any Award notice with respect to Options or Performance Options (as the case may be):
(i)    in the event the provision of Services by the Participant terminates for any reason (other than by reason of death or Disability), (A) all unvested Options shall immediately expire on the date of termination and (B) the portion of any Options and Performance Options that vested prior to such termination (other than a termination by reason of removal from the Board of Directors of the Company for cause, in which event all such vested Options and Performance Options shall be immediately forfeited) shall remain exercisable until the earlier of three (3) months after such termination and the Scheduled Expiration Date and, in all other respects, shall be governed by the plans and programs and the agreements and other documents pursuant to which such Options or Performance Options, as applicable, were granted; or
(ii)    in the event the provision of Services by the Participant terminates by reason of death or Disability, all unvested Options and Performance Options shall fully vest and become non-forfeitable as of the date of death or the date of such termination, as the case may be, and such Options and Performance Options (together with the portion of any Options or Performance Options that vested prior to such death or termination) shall remain exercisable by the Participant (or, in the case of death, Participant’s executor or administrator or “Beneficiary” (as defined below)) until the earlier of (A) the first anniversary of such death or termination and (B) the Scheduled Expiration Date and, in all other respects, all such Options or Performance Options shall be governed by the plans and programs and the agreements and other documents pursuant to which such Options or Performance Options were granted.
For purposes of this Agreement, “Beneficiary” means the person, persons, trust, or trusts which have been designated by a Participant in his or her most recent written beneficiary designation filed with the Company to receive the benefits specified under the Plan upon such Participant’s death. If, upon a Participant’s death, there is no designated Beneficiary or surviving designated Beneficiary, then the term Beneficiary means a person, persons, trust, or trusts entitled by will or the laws of descent and distribution to receive such benefits. A Beneficiary or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award agreement applicable to such Participant and to any additional terms and conditions deemed necessary or appropriate by the Committee.
(c)    Definition of Disability. For purposes of this Agreement, “Disability” shall mean the Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

(d)    Last Day to Exercise an Option or Performance Option. If an Option’s or Performance Option’s expiration date determined under this Section 8 falls on a day which is not a business day, then the last day to exercise the Option or Performance Option shall be the last business day before such date.
9.    Other Terms.
(a)    No Shareholder Rights. Until shares of Common Stock covered by an Award are issued to the Participant in connection with the exercise of an Option or Performance Option or the vesting of Units or Performance Units, the Participant shall have no voting, dividend or other rights as a stockholder of the Company for any purpose.
(b)    Consideration for Grant. Participant shall not be required to pay any cash consideration for the grant of an Award. In the case of grants of Units and Performance Units, as to which cash consideration at the time of grant or vesting shall not be required, the Participant’s performance of Services from the grant date to the date of vesting shall be deemed to be consideration for the grant, which Services have a value at least equal to the aggregate par value of the shares being newly issued in connection with the grant. The foregoing notwithstanding, an Award may be granted in exchange for the Participant’s surrender of another Award or other right to compensation, if and to the extent permitted by the Committee.
(c)    Insider Trading Policy Applicable. Participant acknowledges that sales of shares received with respect to Awards will be subject to the policies regulating trading by directors of the Company
10.    Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto, upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in a writing signed by such party and shall be effective only to the extent specifically set forth in such writing.
11.    Integration. This Agreement, the Plan, and the other documents, including, without limitation, the Award notice, which form a part of this Agreement, contain the entire understanding of the parties with respect to the subject matter herein. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein. This Agreement, including, without limitation, the Plan, supersedes all prior agreements and understandings between the parties with respect to its subject matter.
12.    Governing Law; Venue/Forum. In order to promote uniformity and predictability of treatment concerning matters related to the Awards by the Company, the laws of the State of Nevada where the Company is incorporated will govern the Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties, regardless of any conflicts of law principles of Nevada or any other state. Any legal action arising from or related to this Agreement shall be litigated in a state or federal court of competent jurisdiction located in Las Vegas, Nevada. The parties expressly consent to the personal jurisdiction of the aforementioned courts over them and waive any all objections to the foregoing venue/forum selection (including, without limitation, any objection based on amount of contact with the selected venue, or the cost, convenience or location of relevant persons).
13.    Restrictive Covenants Condition. The Participant hereby acknowledges and agrees that the receipt of Awards, including any right to exercise an Option or Performance Option, receive the shares of Common Stock following a vesting date or to retain the profit from the sale of shares of Common Stock subject to an Award, is conditioned upon Participant’s compliance with the restrictive covenants in Sections 14-19 of this Agreement.
14.    Proprietary Information. Participant hereby acknowledges that, during the period of providing Services, Participant necessarily will have (and during any affiliation with any of the Company and its subsidiaries and affiliates (collectively, (“SP”)) SP prior to Participant’s Service, Participant may have had) access to and make use of proprietary information and confidential records of SP. Participant covenants that Participant shall not during Participant’s provision of Services or at any time thereafter, directly or indirectly, use for Participant’s own purpose or for the benefit of any person or entity other than SP, nor otherwise disclose to any person or entity, any such proprietary information, unless and to the extent such disclosure has been authorized in writing by the Company or is otherwise required by law. The term “proprietary information” means: (i) the software products, programs, applications, and processes utilized by SP; (ii) the name or address of any customer or vendor of SP or any information concerning the transactions or relations of any customer or vendor of SP or with SP; (iii) any information concerning any product, technology, or procedure employed by SP but not generally known to its customers or vendors or competitors, or under development by or being tested by SP but not at the time offered generally to customers or vendors; (iv) any information relating to SP’s computer software, computer systems, pricing or marketing methods, sales margins, cost of goods, cost of material, capital structure, operating results, borrowing arrangements or business plans; (v) any information identified as confidential or proprietary in any line of business engaged in by SP; (vi) any information that, to Participant’s actual knowledge, SP ordinarily maintains as confidential or proprietary; (vii) any business plans, budgets, advertising or marketing plans; (viii) any information contained in any of SP’s written or oral policies and procedures or manuals; (ix) any information belonging to customers, vendors or any other person or entity which SP, to Participant’s actual knowledge, has agreed to hold in confidence; and (x) all written, graphic, electronic data and other material containing any of the foregoing. Participant acknowledges that information that is not novel or copyrighted or patented may nonetheless be proprietary information. The term “proprietary information” shall not include information generally known or available to the public or information that becomes available to Participant on an unrestricted, non-confidential basis from a source other than SP or any of its directors, officers, employees, agents or other representatives (without breach of any obligation of confidentiality of which Participant has knowledge, after reasonable inquiry, at the time of the relevant disclosure by Participant). Notwithstanding the foregoing, Participant may disclose or use proprietary information or confidential records solely to the extent (A) such disclosure or use may be required or appropriate in connection with the provision of Services by the Participant, (B) required to do so by a court of law, by any governmental agency having supervisory authority over the business of SP or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order Participant to divulge, disclose or make accessible such information (provided that in such case Participant shall first give the Company prompt written notice of any such legal requirement, disclose no more information than is so required and cooperate fully with all efforts by SP to obtain a protective order or similar confidentiality treatment for such information), (C) such information or records becomes generally known to the public without Participant’s violation of this Agreement, or (D) disclosed to Participant’s spouse, attorney or Participant’s personal tax and financial advisors to the extent reasonably necessary to advance Participant’s tax, financial and other personal planning (each an “Exempt Person”); provided, however, that any disclosure or use of any proprietary information or confidential records by an Exempt Person shall be deemed to be a breach of this Section 14 or Section 15 by Participant.
15.    Confidentiality and Surrender of Records. Participant hereby agrees that Participant shall not, during the period of providing Services or at any time thereafter (irrespective of the circumstances under which the provision of Services terminates), except to the extent required by law, directly or indirectly publish, make known or in any fashion disclose or retain any confidential records to, or permit any inspection or copying of confidential records by, any person or entity other than in the course of such person’s or entity’s employment or retention by SP, and Participant further agrees to deliver promptly to the Company, any of the same following termination of the provision of Services for any reason or upon request by SP. For purposes hereof, “confidential records” means those portions of correspondence, memoranda, files, manuals, books, lists, financial, operating or marketing records, magnetic tape, or electronic or other media or equipment of any kind in Participant’s possession or under Participant’s control or accessible to Participant which contain any proprietary information. All confidential records shall be and remain the sole property of the Company during the provision of Services by the Participant and thereafter.
Notwithstanding anything herein to the contrary, nothing in this Agreement shall (i) prohibit Participant from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, or (ii) require notification or prior approval by SP of any reporting described in clause (i). Participant understands that activities protected by Sections 15 and 16 may include disclosure of trade secret or confidential information within the limitations permitted by the Defend Trade Secrets Act (“DTSA”). And, in this regard, Participant acknowledges notification that under the DTSA no individual will be held criminally or civilly liable under federal or state trade secret law for disclosure of a trade secret (as defined in the Economic Espionage Act) that is: (A) made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law; or, (B) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public. And, an individual who pursues a lawsuit for retaliation by a service recipient for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.
16.    Non-disparagement. Participant hereby agrees that Participant shall not, during the period of providing and thereafter, disparage in any material respect SP, any of their respective businesses, any of their respective officers, directors or employees, or the reputation of any of the foregoing persons or entities. Notwithstanding the foregoing, nothing in this Agreement shall preclude Participant from making truthful statements that are required by applicable law, regulation or legal process.
17.    No Other Obligations. Participant hereby represents that Participant is not precluded or limited in Participant’s ability to undertake or perform Services by any contract, agreement or restrictive covenant. Participant covenants that Participant shall not employ the trade secrets or proprietary information of any other person in connection with the provision of Services by the Participant without such person’s authorization.
18.    Forfeiture of Outstanding Equity Awards; “Clawback” Policies. The other provisions of this Agreement notwithstanding, if Participant willfully and materially fails to comply with Section 14, 15, 16 or 17, all Awards (whether prior to, contemporaneous with, or subsequent to the date hereof) and held by Participant or a transferee of Participant shall be immediately forfeited and cancelled. Participant acknowledges and agrees that, notwithstanding anything contained in this Agreement or any other agreement, plan or program, any Awards shall be subject to recovery by the Company under any compensation recovery or “clawback” policy, applicable to Participant, that the Company may adopt from time to time, including any policy which the Company may be required to adopt under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations of the Securities and Exchange Commission thereunder or the requirements of any national securities exchange on which the Company’s common stock may be listed.
19.    Enforcement. Participant acknowledges and agrees that, by virtue of Participant’s position, provision of the Services and access to and use of confidential records and proprietary information, any violation by Participant of any of the undertakings contained in this Agreement would cause SP immediate, substantial and irreparable injury for which it has no adequate remedy at law. Accordingly, Participant hereby agrees and consents to the entry of an injunction or other equitable relief by a court of competent jurisdiction restraining any violation or threatened violation of any undertaking contained in this Agreement. Participant waives posting of any bond otherwise necessary to secure such injunction or other equitable relief. Rights and remedies provided for in this Agreement are cumulative and shall be in addition to rights and remedies otherwise available to the parties hereunder or under any other agreement or applicable law.
20.    Data Privacy. For Participants in certain jurisdictions, the data privacy laws of such jurisdictions may require the Participant’s consent to the use, disclosure and transfer to the Company and its Plan Administrator (as defined below) in the United States of certain personal information necessary to administer the Plan and any Awards the Participants may receive. Accordingly, if applicable, the Participant hereby acknowledges and agrees that the Participant’s receipt of any Awards, including any right to exercise an Option or Performance Option, receive the shares of Common Stock following vesting of an award of Units or Performance Units or retain the profit from the sale of shares of Common Stock subject to an Award, is conditioned upon Participant’s consent to the use, disclosure and transfer to the Company and its Plan Administrator in the United States of such personal information.
21.    Plan Administrator. The Company has retained Fidelity Stock Plan Services, LLC (“Fidelity”) as a third-party administrator to assist in the administration and management of the Plan (the “Plan Administrator”). A listing of all Awards may be viewed through the Plan Administrator’s website at www.NetBenefits.com once the Participant has established an account with the Plan Administrator. The Plan Administrator shall handle the processing of Option and Performance Option exercises and vesting and settlement of Units and Performance Units. The Company reserves the right to replace Fidelity as the Plan Administrator at any time in the Company’s sole discretion.
22.    Participant Acknowledgment. The Participant hereby acknowledges receipt of a copy of the Plan. The Participant hereby acknowledges that all decisions, determinations and interpretations of the Committee in respect of the Plan, this Agreement and the Awards shall be final and conclusive.
23.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.
24.    Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Director and the Director’s beneficiaries, executors, administrators and the person(s) to whom the Award may be transferred by will or the laws of descent or distribution.
25.    Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.
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IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer, and the Participant has signed this Agreement on his or her own behalf, thereby representing that he or she has carefully read and understands this Agreement and the Plan as of the day and year first written above.

SCIPLAY CORPORATION
By:

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[●]

PARTICIPANT:

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